SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 5, 2019

OptimizeRx Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-53605	26-1265381
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Water Street, Suite 200, Rochester, MI	48307
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 248.651.6568

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock	OPRX	Nasdaq Capital Market

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 5, 2019, OptimizeRx Corp. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with OptimizeRX Digital Therapeutics, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“MergerCo”), and RMDY Health, Inc. (“RMDY”), pursuant to which the Company will acquire RMDY for approximately $16 million (subject to adjustment for net working capital and other customary adjustments, the “Merger Consideration”), by merging MergerCo with and into RMDY, with RMDY continuing as the surviving entity and wholly owned subsidiary of the Company (the “Merger”).

Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, at the closing of the Merger (the “Closing”), each of RMDY’s outstanding shares (including common and preferred shares) and applicable equity awards (including in-the-money options and warrants) will be converted into the right to receive the applicable portion of the Merger Consideration. Fifty percent of the Merger Consideration will be paid in cash and the other fifty percent will be paid in shares of the Company’s common stock, with the actual number of such shares to be issued determined as the quotient obtained by dividing fifty percent of the Merger Consideration by the volume-weighted average trading price of the Company’s stock as reported by NASDAQ for the thirty (30) consecutive trading days ending on the day immediately preceding the Closing. A portion of the Merger Consideration will be held in an escrow fund for the purposes of satisfying certain indemnification obligations of the equity holders.

The Closing is subject to certain conditions, including, among others, (i) approval of the Merger Agreement by holders of a majority of the issued and outstanding capital stock issued by RMDY, (ii) dissenting shareholders of RMDY, if any, not constituting more than 2% of the sum of the aggregate number of shares of RMDY capital stock outstanding immediately prior to Closing or shareholders holding at least 90% of the sum of the aggregate number of voting shares of RMDY stock outstanding immediately prior to Closing shall have delivered an executed copy of a written consent approving the Merger, and (iii) the absence of any Material Adverse Effect (as defined in the Merger Agreement).

The Merger Agreement contains certain customary termination rights for the Company and RMDY, as the case may be, applicable upon, among other events, (i) it being apparent that closing will not occur as a result of a failure to meet closing conditions, or (ii) a material breach of the Merger Agreement by the other party that cannot be cured.

The Merger Agreement has been included to provide investors with information regarding its terms. The representations, warranties, and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement, and may not have been intended to be statements of fact, but rather as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties, and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by the Company’s shareholders. None of the Company’s shareholders or any other third party should rely on the representations, warranties, and covenants, or any descriptions thereof, as characterizations of the actual state of facts or conditions of the Company, the Company, Merger Sub, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, Forms 8-K, and other documents that the Company files or has filed with the SEC.

The foregoing descriptions of the Merger Agreement and the Merger are summaries, do not purport to be complete, and are qualified in their entirety by reference to the full text of the Merger Agreement, and the exhibits attached thereto, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

The information disclosed under Item 1.01 of this Current Report is incorporated herein by reference.

The issuance of the Merger Consideration consisting of the Company’s common stock upon the closing of the Merger is expected to be made in in reliance on the exemption afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated under the Securities Act.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated September 5, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OptimizeRx Corporation

/s/ Douglas Baker
Douglas Baker
Chief Financial Officer

Date September 9, 2019

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